Agree Realty Corporation Reports Operating Results For The Third Quarter 2013

FARMINGTON HILLS, Mich., Oct. 28, 2013 /PRNewswire/ --

THIRD Quarter 2013 Highlights:

  Increased funds from operations for the quarter by 20%, year over year
  Increased adjusted funds from operations for the quarter by 18%, year over year
  Increased total revenues for the quarter by 26%, year over year
  Acquired seven net leased properties for $27 million
  Delivered net leased development project to Wawa
  Paid $0.41 per share quarterly dividend on October 8, 2013

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2013. Third quarter funds from operations (FFO) increased 20% to $7,255,000 compared with FFO for the comparable period in 2012 of $6,052,000. FFO per diluted share for the third quarter of 2013 was $0.54 compared with FFO per diluted share of $0.52 for the comparable period in 2012. Excluding the impact of expensing acquisition costs (included in general and administrative expense), FFO per share would have been $0.56 per share for the quarter ended September 30, 2013.

Third quarter adjusted funds from operations (AFFO) increased 18% to $7,332,000 compared with AFFO for the comparable period in 2012 of $6,227,000. AFFO per diluted share for the third quarter of 2013 was $0.55 compared to AFFO per diluted share of $0.54 for the third quarter of 2012. Excluding the impact of expensing acquisition costs (included in general and administrative expense), AFFO per share would have been $0.57 per share for the quarter ended September 30, 2013.

Net income for the third quarter of 2013 was $4,646,000, or $0.35 per diluted share, compared to the comparable period in 2012 of $4,025,000, or $0.35 per diluted share. Net income for the third quarter of 2013 was impacted by a non-cash impairment charge of $450,000. Total revenues increased by 26% to $11,587,000, compared with total revenues of $9,193,000 in the third quarter of 2012.

For the nine months ended September 30, 2013, FFO was $20,443,000 compared with FFO for the nine months ended September 30, 2012 of $17,283,000. FFO per diluted share for the nine months ended September 30, 2013 was $1.54 compared with FFO per diluted share, of $1.51 for the nine months ended September 30, 2012. Excluding the impact of expensing acquisition costs (included in general and administrative expense), FFO per share would have been $1.56 per share for the nine months ended September 30, 2013.

For the nine months ended September 30, 2013, AFFO increased to $20,742,000 compared with AFFO, for the nine months ended September 30, 2012 of $17,869,000. AFFO per diluted share for the nine months of 2013 was $1.56 compared to AFFO per diluted share, of $1.56 for the nine months of 2012. Excluding the impact of expensing acquisition costs (included in general and administrative expense), AFFO per share would have been $1.58 per share for the nine months ended September 30, 2013.

For the nine months ended September 30, 2013, net income increased to $14,568,000, to $1.10 per diluted share, compared with net income for the comparable period last year of $13,857,000, or $1.21 per diluted share. Net income in 2013 includes $953,000 of income from discontinued operations compared to $2,854,000 of income from discontinued operations in 2012. In addition, net income for the nine months of 2013 was impacted by a non-cash impairment charge of $450,000. Total revenues increased 25% to $32,742,000 compared with total revenues of $26,212,000 for the comparable period last year.

"I am extremely pleased to report the operating results for the quarter, including the improvements in both funds from operations and total revenues. Our acquisition, development and joint venture efforts continue to produce improved results. Since the commencement of our acquisition program in 2010 we have acquired approximately $230,000,000 of net lease properties leased to industry leading tenants," said Joey Agree, President and Chief Executive Officer. "With a stable, high-quality portfolio, of which 61% is investment grade, and one of the strongest balance sheets in the sector, we remain well positioned to execute on our pipeline of opportunities."

More information about the Company's calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO and AFFO, is included in the financial tables accompanying this press release.

Acquisitions

The Company acquired seven retail properties during the third quarter for approximately $27 million. The Company completed the following acquisitions during the quarter ended September 30, 2013:

Tenant	Sector	Location	Square Feet	Acquisition Date
Tractor Supply	Specialty Retail	Madisonville, TX	19,807	7/2/2013
Mattress Firm	Specialty Retail	Baton Rouge, LA	5,531	8/1/2013
Tractor Supply	Specialty Retail	Forest, MS	24,708	8/12/2013
AutoZone	Auto Parts	Sun Valley, NV	6,826	8/22/2013
LA Fitness	Health & Fitness	Rochester, NY	45,000	9/10/2013
BJ's Wholesale/Waffle House	Big Box Discount / Restaurant	Allentown, PA	112,230	9/19/2013

The Company acquired sixteen retail properties during the nine months of 2013 for approximately $70.0 million. These acquisitions were located in thirteen states and nine different retail sectors. Approximately 43% of the rental income generated from these acquisitions is derived from investment grade retailers.

Given the growing contribution of the Company's acquisition program to its business results, the Company has expensed acquisition costs related to business contributions beginning in the third quarter of 2013. These costs are included in general and administrative expenses. For the quarter ended September 30, 2013, the Company incurred $270,000, or $0.02 per diluted share, of expensed acquisition costs.

Development Activity

The Company's third Wawa development in Casselberry, Florida was delivered and held its grand opening on July 24, 2013. Total development cost for the project was approximately $2.8 million.

The Company's development activity continues at two additional projects:

  In December 2012, the Company closed on the acquisition of a building in Ann Arbor, Michigan for redevelopment. The redevelopment, which is pre-leased to Walgreens, is expected to be completed by the first half of 2014.
  In April 2013, the Company closed on the acquisition of a parcel of land in St. Petersburg, Florida for the development of a Wawa. Rent is anticipated to commence during the first half of 2014.

As of September 30, 2013 the Company's construction in progress balance totaled approximately $12.8 million.

Joint Venture Capital Solutions

The Company announced its first Joint Venture Capital Solutions project during the second quarter. The Company closed on a 4.2 acre parcel of land for the development of a 55,000 square foot Hobby Lobby store in Grand Forks, North Dakota. Hobby Lobby executed a 15 year lease for the property. Construction has been completed and Hobby Lobby opened October 11, 2013. The Company provided the necessary capital and is the sole owner of the project upon completion.

Subsequent to quarter end, the Company announced its second Joint Venture Capital Solutions project. The Company closed on a 4.5 acre parcel of land for the development of a 62,450 square foot project in New Lenox, Illinois. TJ Maxx, Ross Dress for Less and Petco have executed 10 year net leases. The total project cost is estimated at approximately $8 million. The project is expected to be completed in late 2014.

Portfolio

At September 30, 2013, the Company's portfolio consisted of 128 properties located in 33 states with a total of 3.8 million square feet of gross leasable space. The portfolio includes tenants operating in 17 different retail sectors. The portfolio was approximately 98% leased at the end of the quarter. Total assets were $443,619,000.

Major Tenants

The following is a breakdown of base rents in effect at September 30, 2013 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$ 11,646,744	26.2%
Kmart	2,748,691	6.2%
CVS	2,463,490	5.5%
Wawa	2,250,406	5.1%
Wal-Mart	2,093,931	4.7%
Rite Aid	1,962,135	4.4%
Lowe's	1,846,476	4.1%
LA Fitness	1,741,942	3.9%
Kohl's	1,180,964	2.7%
Dick's Sporting Goods	1,087,982	2.4%
Total	$ 29,022,761	65.2%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at September 30, 2013 for each type of retail tenant:

Type of Tenant	Annualized Base Rent	Percent of Base Rent
National	$ 39,790,361	89%
Regional	$ 3,508,638	8%
Local	$ 1,230,064	3%
Total	$ 44,529,063	100%

The following is a breakdown of base rents in effect at September 30, 2013 for each type of property:

Type of Property	Annualized Base Rent	Percent of Base Rent	Square Feet	Percent of Square feet
Free standing properties	$ 36,950,412	83%	2,388,810	63%
Shopping center properties	$ 7,578,651	17%	1,373,269	37%
Total	$ 44,529,063	100%	3,762,079	100%

Lease Expirations

The following table, as of September 30, 2013, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date. As of September 30, 2013, the Company's single tenant net lease portfolio had a weighted-average remaining lease term of 13 years.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total	Average Per Square Foot

2013	3	71,645	2.0%	$ 296,212	0.7%	$ 4.13
2014	18	285,617	7.8%	1,438,567	3.2%	5.04
2015	22	508,580	13.8%	2,516,368	5.7%	4.95
2016	16	110,341	3.0%	1,036,848	2.3%	9.40
2017	12	97,319	2.6%	1,675,510	3.8%	17.22
2018	15	310,792	8.5%	2,155,114	4.8%	6.93
2019	9	242,941	6.6%	3,379,490	7.6%	13.91
2020	7	140,371	3.8%	1,325,773	3.0%	9.44
2021	11	204,568	5.6%	3,670,185	8.2%	17.94
2022	9	203,409	5.5%	1,839,417	4.1%	9.04
Thereafter	79	1,500,872	40.8%	25,195,579	56.6%	16.79
Total	201	3,676,455	100.0%	$44,529,063	100.0%	$ 12.11

Capital Markets/Balance Sheet

The Company's net debt to total enterprise value was approximately 32% as of September 30, 2013. Enterprise value is calculated as the sum of mortgages payable and note payable and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

The Company entered into a new $35 million unsecured term loan on September 30. The loan includes an accordion feature to increase capacity to $70 million, subject to customary terms and conditions. The interest rate will be LIBOR plus 165 to 225 basis points, depending on the Company's leverage. The Company also entered into an interest rate swap to fix LIBOR at 2.20% until maturity. Based on the Company's current leverage ratio, it anticipates the margin will be 165 basis points over LIBOR, for an initial interest rate of 3.85% including the impact of the interest rate swap.

Dividend

The Company paid a cash dividend of $.41 per share on October 8, 2013 to stockholders of record on September 30, 2013. The dividend is equivalent to an annualized dividend of $1.64 per share and represents a payout ratio of 76% of FFO for the quarter and 75% of AFFO.

Outstanding Shares and Operating Partnership Units

For the three and nine months ended September 30, 2013, the Company's fully diluted weighted average shares outstanding were 13,063,187 and 12,953,224. The basic weighted average shares outstanding for the three and nine months ended September 30, 2013 were 12,983,774 and 12,872,808.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2013, there were 347,619 operating partnership units outstanding and the Company held a 97.44% interest.

Conference Call/Webcast

Agree Realty Corporation will host a live broadcast of its third quarter 2013 conference call on Tuesday, October 29, 2013 at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=96589 and also by telephone at USA Toll Free: 1-800-870-4263 and International: 1-412-317-0790. A replay will be available shortly after the call by telephone at US Toll Free: 1-877-344-7529/Conference #10035946 or International Toll: 1-412-317-0088/Conference #10035946 until January 29, 2014.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of net leased properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 130 properties, located in 33 states and containing approximately 3.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2012. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Minimum rents	$ 10,684	$ 8,636	$ 30,582	$ 24,438
Percentage rent	-	-	20	23
Operating cost reimbursements	901	542	2,138	1,691
Other income	2	15	2	60
Total Revenues	11,587	9,193	32,742	26,212
Expenses:
Real estate taxes	660	395	1,685	1,363
Property operating expenses	326	254	985	811
Land lease payments	107	106	321	468
General and administration	1,588	1,317	4,669	4,153
Depreciation and amortization	2,176	1,641	6,418	4,788
Impairment charge	450	-	450	-
Total Operating Expenses	5,307	3,713	14,528	11,583
Income from Operations	6,280	5,480	18,214	14,629
Other Income (Expense)
Interest expense	(1,634)	(1,344)	(4,599)	(3,626)
Income From Continuing Operations	4,646	4,136	13,615	11,003
Discontinued Operations:
Gain on sale of assets from discontinued operations	-	(321)	946	1,747
Income from discontinued operations	-	210	7	1,107
Total Discontinued Operations	-	(111)	953	2,854
Net Income	4,646	4,025	14,568	13,857
Net income attributable to non-controlling interest	118	118	379	414
Net Income Attributable to Agree Realty Corporation	4,528	3,907	14,189	13,443
Other Comprehensive Income, Net of $(14), ($5), $26 and ($20)
Attributable to Non-Controlling Interest	(536)	(172)	986	(684)
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 3,992	$ 3,735	$ 15,175	$ 12,759
Basic Earnings Per Share
Continuing operations	$ 0.35	$ 0.36	$ 1.03	$ 0.97
Discontinued operations	-	(0.01)	0.07	0.25
	$ 0.35	$ 0.35	$ 1.10	$ 1.22
Dilutive Earnings Per Share
Continuing operations	$ 0.35	$ 0.36	$ 1.03	$ 0.96
Discontinued operations	-	(0.01)	0.07	0.25
	$ 0.35	$ 0.35	$ 1.10	$ 1.21
Weighted Average Number of Common Shares Outstanding - Basic	12,984	11,186	12,873	11,033
Weighted Average Number of Common Shares Outstanding - Dilutive	13,063	11,239	12,953	11,083

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 4,646	$ 4,025	$ 14,568	$ 13,857
Depreciation of real estate assets	1,723	1,393	5,082	4,274
Amortization of leasing costs	28	26	83	78
Amortization of lease intangibles	408	287	1,206	821
(Gain) Loss on sale of assets	-	321	(946)	(1,747)
Impairment charge	450	-	450	-
Funds from Operations	$ 7,255	$ 6,052	$ 20,443	$ 17,283
Funds from Operations Per Share - Dilutive	$ 0.54	$ 0.52	$ 1.54	$ 1.51
Weighted Average Number of Common Shares Outstanding - Dilutive	13,410	11,587	13,301	11,430

Adjusted Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 4,646	$ 4,025	$ 14,568	$ 13,857
Cumulative adjustments to calculate FFO	2,609	2,027	5,875	3,426
Funds from Operations	7,255	6,052	20,443	17,283
Straight-line accrued rent	(265)	(197)	(893)	(498)
Deferred revenue recognition	(116)	(116)	(348)	(348)
Stock based compensation expense	467	412	1,392	1,236
Amortization of financing costs	78	79	235	199
Capitalized building improvements	(87)	(3)	(87)	(3)
Adjusted Funds from Operations	$ 7,332	6,227	$ 20,742	17,869
Adjusted Funds from Operations Per Share - Dilutive	$ 0.55	$ 0.54	$ 1.56	$ 1.56

Supplemental Information:
Scheduled principal repayments	$ 878	$ 802	$ 2,586	$ 2,329
Capitalized interest	$ 111	$ 53	$ 439	$ 104

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Company's performance. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets:
Land	$ 156,314	$ 134,741
Buildings	296,399	240,204
Accumulated depreciation	(63,588)	(58,509)
Property under development	12,837	18,981
Property held for sale	-	4,538
Net real estate investments	401,962	339,955
Cash and cash equivalents	5,824	1,270
Accounts receivable	2,361	2,160
Deferred costs, net of amortization	31,156	24,895
Other assets	2,316	1,813
Total Assets	$ 443,619	$ 370,093
Liabilities
Notes Payable:
Mortgages notes payable	$ 114,790	$ 117,376
Unsecured revolving credit facility	40,000	43,530
Unsecured term loan	35,000	-
Total Notes Payable:	189,790	160,906
Deferred revenue	1,583	1,931
Dividends and distributions payable	5,570	4,710
Other liabilities	3,650	4,581
Total Liabilities	200,593	172,128
Stockholder's Equity
Common stock (13,240,404 and 11,436,044 shares)	1	1
Additional paid-in capital	263,963	217,769
Deficit	(23,264)	(21,167)
Accumulated other comprehensive income (loss)	(308)	(1,294)
Non-controlling interest	2,634	2,656
Total Stockholder's Equity	243,026	197,965
	$ 443,619	$ 370,093

CONTACT: Alan D. Maximiuk, Chief Financial Officer, (248) 737-4190